Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of River Valley Bancorp on Form S-8 of our report, dated March 13, 2007, on our audits of the consolidated financial statements of River Valley Bancorp as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, which report is incorporated by reference in River Valley Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

/s/ BKD, LLP

Indianapolis, Indiana
March 13, 2007